UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 26, 2011

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-5556 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

           On January 26, 2011, Allen C. Harper notified the Board of Directors (the “Board”) of Consolidated-Tomoka Land Co. (the “Company”) of his decision to resign from the Board, effective on that date.  Mr. Harper was Chairman of the Compensation Committee, a member of the Governance Committee, and had been a director since 2009.  Mr. Harper did not resign as a result of any disagreement with the Company on any matter.

On January 26, 2011, Howard C. Serkin was named by the Board of Directors of the Company to fill the unexpired term of Mr. Harper as a Class III director.  Mr. Serkin will stand for election in Class II at the Company’s April 27, 2011 annual meeting of shareholders, along with William H. Davison, Jeffry B. Fuqua, and William H. McMunn, and William L. Olivari will stand for election in Class III at the annual meeting.  The Board of Directors has determined that Mr. Serkin qualifies as independent under the independence standards set forth in the NYSE Amex Corporate Governance Listing Standards.  There are and have been no transactions, either since the beginning of the Company’s last fiscal year or that are currently proposed, regarding Mr. Serkin that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.  No arrangement or understanding exists between Mr. Serkin and any other person or persons pursuant to which Mr. Serkin was elected to the Board of Directors.  Mr. Serkin’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 30, 2010.

Mr. Serkin has served as Chairman of Heritage Capital Group, Inc., a regional investment banking firm, since 1996 and as  senior adviser to Business Valuation, Inc., a financial consulting and valuation services firm since 1994.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 1, 2011
Consolidated-Tomoka Land Co. By: /s/William H. McMunn William H. McMunn, President and Chief Executive Officer